Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Calvert Variable Series, Inc
Calvert Variable Products, Inc.

We consent to the use of our report dated February 24, 2010, with respect to the financial statements of the Calvert VP Mid Cap Value Portfolio, a series of Calvert Variable Series, Inc. and the Calvert VP S&P MidCap 400 Index Portfolio, a series of Calvert Variable Products, Inc., as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 27, 2011